Exhibit 4.71

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of July 28, 2008 (this “Second Supplemental Indenture”), is by and among XM Satellite Radio Holdings, Inc., a Delaware corporation (the “Company”), Sirius Satellite Radio Inc., a Delaware corporation (the “Parent”) and The Bank of New York, a New York banking corporation, as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture dated as of November 23, 2004 (as amended and supplemented to the date hereof, the “Indenture”), providing for the issuance of the Company’s 1.75% Convertible Senior Notes due 2009 (the “Notes”);

WHEREAS, the Company and the Trustee have heretofore executed and delivered the First Supplemental Indenture, dated as of July 24, 2008, providing for an increased annual interest rate of 10.00% and certain amendments to the definition of “Fundamental Change”;

WHEREAS, the Company, Parent and Vernon Merger Corporation (“Merger Sub”), a wholly-owned subsidiary of Parent, entered into the Agreement and Plan of Merger, dated as of February 19, 2007 (the “Merger Agreement”) pursuant to which (i) Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation (the “Merger”); and (ii) each issued and outstanding share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (as defined below), shall be converted into the right to receive, and shall become exchangeable in accordance with the Merger Agreement for, 4.6 shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”);

WHEREAS, pursuant to Section 12.4 of the Indenture, as a condition to the consummation of the transactions contemplated by the Merger Agreement, the Company is required to execute a supplemental indenture (i) providing that the Notes shall be convertible into the kind and amount of shares of stock and other securities, property or assets, which Holders would have been entitled to receive upon the Effective Time had such Notes been converted into Common Stock immediately prior to the Effective Time; and (ii) providing for adjustments of the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments provided for in Article XII of the Indenture;

WHEREAS, pursuant to Section 11.1 of the Indenture, the Company may amend or supplement the Indenture in certain circumstances without notice to or consent of any Holder; and

WHEREAS, pursuant to Section 11.6 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

[1.75% Convertible Senior Notes – Second Supplemental Indenture]

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Amendments to Section 1.1. Section 1.1 of the Indenture is hereby amended by inserting each of the following definitions in place of the corresponding definition of such term in the Indenture or, where no definition for such term is provided in the Indenture, inserting the following definitions as new defined terms in appropriate alphabetical order:

“Applicable Stock” means (a) common stock, par value $0.001 per share, of Sirius Satellite Radio Inc. and/or (b) in the event of a transaction referred to in Section 12.4 of the Indenture in which the Notes become convertible into Equity Interests of another Person, such Equity Interests or any other Equity Interests into which such Equity Interests shall be reclassified or changed.

“Board of Directors” means either the board of directors of the Company or Parent, as the case may be, or any duly authorized committee of such board.

“Conversion Rate” means the number of shares of Common Stock issuable upon conversion of each $1,000 of the principal amount of the Notes, which is initially 92.0 shares, subject to adjustments as set forth in this Indenture.

“Effective Time” means the time at which the Merger becomes effective.

“Fundamental Change” means the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Parent or the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent or the Company (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Parent or the Company, as the case may be, was approved by a vote of at least 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; (iii) the Parent or the Company consolidates with or merges with or into any Person, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Parent or the Company, as the case may be, is changed into or exchanged for cash, securities or other property, or conveys, transfers, sells or otherwise disposes of or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Parent or the Company, as applicable, other than any such transaction where the outstanding Voting Stock of the Parent or Company, as applicable, is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Parent or the Company, as applicable), or where (A) the outstanding Voting Stock of the Parent or the Company, as the case may be, is changed into or exchanged for cash, securities and other property (other than Equity Interests of the surviving corporation) and (B) the stockholders of the Parent or the Company, as the case may be, immediately before such transaction own, directly or indirectly, immediately following such transaction, more than 50% of the total outstanding Voting Stock of the surviving corporation; (iv) the Parent or the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under ARTICLE VII; or (v) the Common Stock ceases to be traded on a national securities exchange or quoted on the Nasdaq National Market or the Nasdaq SmallCap Market or traded on an established automated over-the-counter trading market in the United States. With respect to the Notes held by Holders who are party to the Letter Agreement, the Merger shall not constitute a Fundamental Change and no such Holder shall be entitled to any notice, offer to repurchase Notes or payment with respect thereto. The foregoing shall have no force and effect with respect to Non-consenting Holders, if any. In no event shall the foregoing be construed as an admission or statement of belief of the Company that the consummation of the Merger constitutes a Fundamental Change.

Notwithstanding the foregoing provisions, a “Fundamental Change” shall not be deemed to have occurred if either:

(1) the Closing Sale Price of the Common Stock for each of at least five Trading Days within:

(i) the period of the ten consecutive Trading Days immediately after the later of the Fundamental Change or the public announcement of the Fundamental Change, in the case of a Fundamental Change resulting solely from a Fundamental Change in clause (i) of the definition of Fundamental Change; or

(ii) the period of the ten consecutive Trading Days immediately preceding the Fundamental Change, in the case of a Fundamental Change resulting from a Fundamental Change in clauses (ii), (iii) or (iv) of the definition of Fundamental Change;

is at least equal to 105% of the quotient where the numerator is the principal amount of a Note and the denominator is the Conversion Rate in effect on each of such five Trading Days, with such calculation being made for each Trading Day; or

(2) in the case of a merger or consolidation described in clause (iii) of the definition of Fundamental Change, at least 90% of the consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights, in the merger or consolidation constituting the Fundamental Change, consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or the Nasdaq SmallCap Market (or which shall be so traded or quoted when issued or exchanged in connection with such Fundamental Change) and as a result of such transaction or transactions the Notes become convertible solely into such common stock, excluding cash payments for fractional shares.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company or Parent, as the case may be.

“Officers’ Certificate”, when used with respect to the Company or Parent, as the case may be, means a written certificate containing the information specified in Section 14.4 and Section 14.5, signed in the name of the Company or Parent, as applicable, by any two Officers, at least one of whom is the Chief Executive Officer or the Chief Financial Officer, and delivered to the Trustee. An Officers’ Certificate given pursuant to Section 6.3 shall be signed by two Officers, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or Parent, as applicable.

“Opinion of Counsel” means a written opinion containing the information specified in Section 14.4 and Section 14.5, from legal counsel. The counsel may be an employee of, or counsel to, the Company or Parent.

“Parent” means Sirius Satellite Radio Inc., a Delaware corporation, and its successors and assigns.

“Parent Subsidiary” means (i) a corporation, a majority of whose outstanding Voting Stock is, at the date of determination, directly or indirectly owned by Parent, by one or more Parent Subsidiaries or by Parent and one or more Parent Subsidiaries, (ii) a partnership in which Parent or a Parent Subsidiary holds a majority interest in the equity capital or profits of such partnership, or (iii) any other Person (other than a corporation) in which Parent, a Parent Subsidiary or Parent and one or more Parent Subsidiaries, directly or indirectly, at the date of determination, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

3. Amendments to Section 6.2(a). The words “and Parent” are hereby inserted after the word “Company” the first time it appears in the first sentence, and each time it appears in the fourth sentence of Section 6.2(a) of the Indenture. The words “or Parent” are hereby inserted after the word “Company” the second time it appears in the first sentence, each time it appears in the second and third sentences, and each time it appears in the seventh sentence of Section 6.2(a) of the Indenture. The words “or Parent’s” shall be inserted after the word “Company’s” in the fifth sentence of Section 6.2(a) of the Indenture.

4. Amendments to Section 6.2(b). The words “Each of” are hereby inserted before, and the words “and Parent” are hereby inserted after, the words “the Company” in the first sentence of Section 6.2(b) of the Indenture. The words “or Parent” are hereby inserted after the word “Company” each time it appears in the second and third sentence of Section 6.2(b) of the Indenture. The words “or Parent’s” are hereby inserted after the word “Company’s” in the fifth sentence of Section 6.2(b) of the Indenture.

5. Amendments to Section 6.3. The words “and Parent” are hereby inserted after the word “Company” the first time it appears. The words “or the Parent, as applicable,” are hereby inserted after the word “Company” the second time it appears.

6. Amendments to Section 6.4. The words “and Parent” are hereby inserted after the word “Company” each time it appears in Section 6.4 of the Indenture.

7. Amendments to Article 8. The words “or Parent” are hereby inserted after the word “Company” each time it appears in Section 8.1(f) of the Indenture.

8. Amendments to Article 11. The word “, Parent” is hereby inserted after the word “Company” in the preamble to Section 11.1 of the Indenture and each time it appears in Section 11.1(k) . The words “or Parent” are hereby inserted after the word “Company” in Sections 11.1(a), 11.1(b), 11.1(j), 11.1(l) and 11.2 of the Indenture. The words “or Parent’s” are hereby inserted after the word “Company’s” in Sections 11.1(c) and 11.1(d) of the Indenture.

9. Amendments to Sections 12.3, 12.7, 12.10. The words “the Company” are hereby replaced by the word “Parent”, and the words “the Company’s” are hereby replaced by the word “Parent’s”, each time they appear in Sections 12.3, 12.7, 12.9 and 12.10 of the Indenture.

10. Amendment to Section 12.1(b). The words “the Company” are hereby replaced by the word “Parent” the first time it appears in Section 12.1(b) of the Indenture.

11. Amendment to Section 12.2(a). The third and the fourth paragraphs of Section 12.2(a) of the Indenture are hereby amended in their entirety to read as follows:

“Parent shall not issue fractional shares of its Common Stock upon conversion of the Notes. In lieu thereof, the Company shall pay in cash the value of such fractional shares based upon the Closing Sale Price of its Common Stock on the Trading Day immediately prior to the date of conversion.

Except as described in Section 12.9, the Company and Parent will not make any payment in cash or Common Stock or other adjustment for accrued and unpaid interest or Additional Interest on any Notes when they are converted. The Company’s and Parent’s delivery to the Holder of the full number of shares of Common Stock into which the Note is convertible, together with any cash payment for such Holder’s fractional shares, shall be deemed to satisfy the Company’s obligation to pay the principal amount of the Note and to satisfy its obligation to pay accrued and unpaid interest and Additional Interest, if any through the conversion date. As a result, accrued interest, and Additional Interest are deemed paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued interest and Additional Interest, if any, will be payable upon any conversion of Notes made concurrently with or after acceleration of the Notes following an Event of Default.”

12. Amendment to Section 12.2(e). The last paragraph of Section 12.2(e) of the Indenture is hereby amended in its entirety to read as follows:

“Notwithstanding the foregoing, in no event will the total number of shares of Common Stock issuable upon conversion exceed 129.651 per $1,000 principal amount of Notes, subject to adjustments in the same manner as the Conversion Rate as set forth in Section 12.3.”

13. Amendment to Section 12.4. Section 12.4 is hereby amended by replacing the words “the Company” by the word “Parent” the first and second time they appear in Section 12.4 and by inserting a comma followed by the word “Parent” the third time the words “the Company” appear.

14. Amendments to Section 12.6. The words “or Parent” are hereby inserted after the word “Company” the first and third times it appears in Section 12.6(a) of the Indenture and each time it appears in Section 12.6(b) of the Indenture. The words “the Company” are hereby replaced by the word “Parent” the second time they appear in Section 12.6(a) of the Indenture.

15. Amendments to Section 12.11 and 12.12. The words “or Parent” are hereby inserted after the word “Company” each time it appears in Sections 12.11 and 12.12 of the Indenture.

16. Amendments of Section 14.2. Section 14.2 of the Indenture is hereby amended in its entirety to read as follows:

“Section 14.2. Notices. Any request, demand, authorization, notice, waiver, consent or communication shall be in writing and delivered in person (including by commercial courier services) or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission (confirmed by guaranteed overnight courier) to the following facsimile numbers:

if to the Parent:

Sirius Satellite Radio Inc.

1221 Avenue of the Americas, 36th Floor

New York, New York 10020

Attention: General Counsel

Facsimile: (212) 584-5353

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gary Sellers, Esq.

Facsimile: (212) 455-2502

if to the Company:

XM Satellite Radio Holdings Inc.

1500 Eckington Place, N.E.

Washington, DC 20002

Attention: Chief Financial Officer

Facsimile: (202) 969-7113

with a copy to:

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, D.C. 20004

Attention: Steven M. Kaufman, Esq.

Facsimile: (202) 637-5910

if to the Trustee:

The Bank of New York

101 Barclay Street, 8 West

New York, New York 10286

Attention: Corporate Trust Administration

Facsimile No.: (212) 815-5707

The Company, Parent or the Trustee by notice given to the other in the manner provided above may designate additional or different addresses for subsequent notices or communications.

Any notice or communication given to a Holder shall be mailed to the Holder, by first-class mail, postage prepaid, at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not received by the addressee.

If the Company or Parent mails a notice or communication to the Holders, it shall mail a copy to the Trustee and each Registrar, Paying Agent, Conversion Agent, or co-registrar.”

17. Amendments of Section 14.11. The first sentence of Section 14.11 of the Indenture is hereby replaced with the following sentence: “All agreements of the Company and Parent in this Indenture and the Notes shall bind their respective successors.”

18. Amendments to Note. The words “the Company” are hereby replaced by the word “Parent” in the third paragraph of Section 7 of the form of Note and the second time they appear in the fourth paragraph of Section 7 of the form of the Note.

19. Amendments to Schedule I. Schedule I of the Indenture is hereby amended in its entirety by replacing it with Schedule I to this Second Supplemental Indenture.

20. Ratification of Indenture; Second Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

21. Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

22. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

23. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

24. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

XM SATELLITE RADIO HOLDINGS INC.

By	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President
and Chief Financial Officer

SIRIUS SATELLITE RADIO INC.

By	/s/ Patrick Donnelley
Name:	Patrick Donnelley
Title:	Executive Vice President and General Counsel

THE BANK OF NEW YORK, as Trustee

By:	/s/ Remo J. Reale
Name:	Remo J. Reale
Title:	Vice President

[1.75% Convertible Senior Notes – Second Supplemental Indenture]

Schedule I

The following table sets forth the Stock Prices and number of Additional Shares to be issuable per $1,000 principal amount of Notes:

XM Satellite Radio Holdings Inc.

Conversion Rate Adjustment Table

	Stock Price
Effective Date	$7.71	$8.70	$9.78	$10.87	$11.96	$13.04	$14.13	$15.22	$16.30	$17.39	$18.48	$19.57	$20.65	$21.74	$27.17
December 1, 2008	37.504	26.698	18.409	12.751	8.878	6.224	4.393	3.128	2.249	1.633	1.205	0.902	0.685	0.529	0.184
December 1, 2009	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

[1.75% Convertible Senior Notes – Second Supplemental Indenture]